Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2017, except for Note 25, as to which the date is April 7, 2017, in Amendment No. 2 to the Registration Statement (Form S-1/A No. 333-216809) and related Prospectus of Cadence Bancorporation for the registration of shares of its common stock dated April 10, 2017.

/s/ Ernst & Young LLP

Birmingham, Alabama

April 10, 2017